Exhibit 99.1

MBIA Inc. Provides Financial Update for First Nine Months of 2009

Highlights

  MBIA Inc.’s (the Company’s) Adjusted Book Value (ABV) was $39.05 per share at September 30, 2009 compared with $40.06 per share at December 31, 2008. ABV is a non-GAAP measure that excludes the impact of changes in the fair value of insured credit derivatives and temporary asset impairments but includes the present value of future expected loss payments on insured credit derivatives, net of recoveries (credit impairments).
  The Company recorded net income available to common shareholders of $863.6 million, or $4.15 per share, for the first nine months of 2009, compared with a net loss of $1.5 billion, or $6.87 per share, during the same period in 2008. The Company recorded a net loss to common shareholders of $727.8 million, or $3.50 per share, for the third quarter of 2009, compared with a net loss of $806.5 million, or $3.42 per share, for the third quarter of 2008.
  National Public Finance Guarantee Corporation (National) and MBIA Insurance Corporation (MBIA Corp.), the Company’s primary insurance operating subsidiaries, had statutory capital, surplus and contingency reserves totaling $1.9 billion and $3.9 billion, respectively, as of September 30, 2009.
  Cash and short-term investments at National and MBIA Corp. totaled $629.7 million and $1.9 billion, respectively, as of September 30, 2009. Cash and short-term investments at the Corporate segment of the holding company totaled $408.8 million as of September 30, while cash and short-term investments in the wind-down Asset Liability Management (ALM) business totaled $1.3 billion.

ARMONK, N.Y.--(BUSINESS WIRE)--November 9, 2009--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure) of $39.05 as of September 30, 2009, compared with $40.06 as of December 31, 2008. ABV declined slightly over the first nine months of 2009 as increased credit impairments on insured credit derivatives, other-than-temporary impairments of invested assets and insurance incurred losses outpaced earnings from premiums and investment income.

Net income available to common shareholders for the first nine months of 2009 was $863.6 million, or $4.15 per share, compared with a net loss of $1.5 billion, or $6.87 per share, during the same period in 2008. In the year-to-date period, net income was affected by a $1.2 billion pre-tax improvement in the fair values of insured credit derivatives. All other components of pre-tax income contributed $199.3 million. For the third quarter of 2009, the net loss to common shareholders was $727.8 million, or $3.50 per share, compared with a net loss of $806.5 million, or $3.42 per share, for the third quarter of 2008. The net loss in the third quarter of 2009 was driven by an $810.2 million pre-tax unrealized loss on insured credit derivatives, $238.8 million in pre-tax loss and loss adjustment expenses primarily related to the Company’s insured exposures to second-lien mortgage loan securitizations, and $171.4 million in pre-tax realized losses and other-than-temporary impairments on investments. Book value per share was $13.16 as of September 30, 2009 compared with $4.78 as of December 31, 2008. The increase in book value is primarily due to the $1.2 billion pre-tax improvement in the fair values of insured credit derivatives, an increase of $749.6 million in Other Comprehensive Income (OCI) and a net $199.3 million from all other components of pre-tax income.

“The third quarter’s loss is a reminder that the impact of this recession continues to be felt throughout the economy,” said President and Chief Financial Officer Chuck Chaplin. “Incurred losses in our insurance business were above expectations and the same housing-related performance trends drove our asset losses and impairments, but those losses were partially offset by gains on debt repurchases in the quarter. In addition, National’s earnings were consistent with its business plans and our third-party Asset Management business added $1.0 billion in assets under management in the third quarter and $4.7 billion year-to-date. On the litigation front, we continue to be highly confident that the New York State Insurance Department’s decision to permit the creation of National will ultimately be upheld,” Mr. Chaplin continued. “Our litigation against sponsors of structured finance vehicles where the nature of collateral was misrepresented is ongoing and we continue to expect substantial recoveries from our contractual right to put back ineligible mortgages.”

Segment Results

The following is a summary of results for the first nine months and third quarter of 2009, as well as book value and ABV per share data:

$ in millions except		Structured	Investment
per share data	U.S. Public	Finance and	Management
	Finance	International	Services	Corporate	Consolidated
9/30/09 ABV per share	$20.05	$23.18	$(4.35)	$0.17	$39.05
12/31/08 ABV per share	$18.95	$25.17	$(3.26)	$(0.80)	$40.06

9/30/09 BV per share	$13.02	$8.81	$(8.84)	$0.17	$13.16
12/31/08 BV per share	$10.97	$5.16	$(10.53)	$(0.82)	$4.78

YTD Pre-tax Income	$365	$1,253	$(96)	$(106)	$1,422
Q3 Pre-tax Income	$132	$(1,076)	$(61)	$(60)	$(1,066)

U.S. Public Finance Results

The U.S. Public Finance Insurance segment’s contribution to ABV per share was $20.05 as of September 30, 2009 as compared with $18.95 (pro forma) as of December 31, 2008. The increase in both book value and ABV per share is the result of net income for the segment. The contribution to the Company’s book value per share attributable to the U.S. Public Finance Insurance segment was $13.02 as of September 30, 2009 compared with $10.97 as of December 31, 2008 (pro forma). The U.S. Public Finance insurance business is conducted in the National subsidiary.

While National wrote virtually no new business in the nine months ended September 30, 2009, the existing book of business performed as expected and generated scheduled premiums earned of $314.0 million in the first nine months of 2009 and $96.4 million in the third quarter, up 75 percent and 69 percent, respectively, from the first nine months and third quarter of 2008. The growth was primarily the result of the previously announced reinsurance transaction with Financial Guaranty Insurance Corp. (FGIC) in 2008. Refunded premiums earned totaled $111.7 million for the first nine months of 2009, down 37 percent from $178.1 million in the first nine months of 2008. Refunded premiums earned were $46.5 million in the third quarter of 2009, down 47 percent from $87.9 million in the third quarter of 2008.

Pre-tax net investment income for the U.S. Public Finance Insurance segment was $152.0 million for the first nine months of 2009 and $60.9 million in the third quarter. National’s investment portfolio averaged Double-A credit quality and totaled $5.4 billion as of September 30, 2009. National’s investment portfolio comprised 56 percent taxable securities and 44 percent tax-exempt securities as of quarter-end.

Loss and loss adjustment expenses for the U.S. Public Finance Insurance segment totaled $91.7 million in the first nine months of 2009 and $28.7 million in the third quarter. The losses in the first nine months of the year were primarily attributable to an affordable housing transaction and a student loan transaction.

Expenses in the U.S. Public Finance Insurance segment for the first nine months of 2009 consisted of $89.9 million from the amortization of deferred acquisition costs associated with ceding commissions paid to MBIA Corp. and $39.4 million in operating expenses. In the third quarter, the amortization of deferred acquisition costs totaled $33.1 million and operating expenses were $11.0 million.

National had statutory capital, surplus and contingency reserves totaling $1.9 billion at September 30, 2009, consisting of capital and surplus of $509.0 million and contingency reserves of $1.4 billion. National’s claims-paying resources totaled $5.5 billion as of September 30, 2009.

Structured Finance and International Insurance Results

The Structured Finance and International Insurance segment, which is operated by MBIA Insurance Corp. and its subsidiaries, had a contribution to ABV per share of $23.18 as of September 30, 2009, as compared with $25.17 (pro forma) as of December 31, 2008. The reduction in ABV per share reflects the impact of impairments on insured credit derivatives and incurred losses on insured second-lien mortgage loan transactions, partially offset by earnings from premiums and investment income. The contribution to the Company’s book value per share attributable to the Structured Finance and International Insurance segment was $8.81 as of September 30, 2009, compared with $5.16 as of December 31, 2008 (pro forma). The increase in book value per share reflects net income for the segment driven by unrealized net gains (marks-to-market) on insured credit derivatives.

While there was no new business written in the Structured Finance and International Insurance segment in the first nine months of 2009, the existing book of business generated $273.3 million in scheduled premiums earned in the first nine months of the year and $74.8 million in scheduled premiums earned in the third quarter.

Pre-tax net investment income for the Structured Finance and International Insurance segment was $255.3 million in the first nine months of 2009 and $64.1 million in the third quarter. Both the third quarter and first nine months of the year were impacted by a lower level of invested assets due to claims payments and by MBIA Corp.’s decision to enhance its liquidity by holding a greater proportion of cash.

Fee income for the Structured Finance and International Insurance segment totaled $132.9 million in the first nine months of 2009 and $42.5 million in the third quarter. Fees in the third quarter included $33.1 million representing the amortization of ceding commission income received by MBIA Corp. from National in connection with the Company’s Transformation.

Realized gains and other settlements on insured credit derivatives totaled $33.2 million in the first nine months of 2009, as $93.1 million in premiums and fees attributable to insured credit derivatives were partially offset by $60.0 million in losses paid on insured credit derivatives. For the third quarter, realized losses and other settlements on insured credit derivatives totaled $30.5 million as premiums and fees of $29.4 million only partially offset the losses paid.

The Structured Finance and International Insurance segment recognized pre-tax unrealized net gains (marks-to-market) on insured credit derivatives of $1.2 billion for the first nine months of 2009. In the third quarter, pre-tax unrealized net losses on insured credit derivatives totaled $810.2 million.

Unrealized mark-to-market losses on insured credit default swap (CDS) contracts during the third quarter were comprised of three primary factors. The factors which negatively impacted the unrealized mark-to-market losses were MBIA's lower nonperformance risk and enhancements to internal model inputs. While credit spreads and market recovery rate assumptions for MBIA Corp. improved during the third quarter, the impact on mark-to-market results is the opposite. As MBIA Corp.'s market credit perception improves, the market values of its obligations increase, resulting in unrealized losses. In addition, some enhancements were made to the model inputs used to estimate the mark-to-market to better reflect the current environment and available market information. Those enhancements also increased unrealized mark-to-market losses. A partial offset to these negative factors was the tightening of credit spreads on referenced obligations in the insured CDS contracts, reflecting the market's view of an improving credit and liquidity profile.

Pre-tax net investment losses from other-than-temporary impairments in the Structured Finance and International Insurance segment totaled $90.8 million in the first nine months of the year and $50.4 million in the third quarter. In the first nine months and third quarter of 2009 an additional $170.4 million and $85.0 million, respectively, of pre-tax non-credit-related impairments on debt securities were charged directly to equity as the impairments were attributable to reductions in market value that are expected to reverse prior to the maturity or sale of the securities.

The Structured Finance and International Insurance segment incurred $111.5 million in loss and loss adjustment expenses in the first nine months of 2009 and $210.1 million in loss and loss adjustment expenses in the third quarter. The future payment streams are discounted at a risk-free rate which varies according to the tenors and currencies of the insured obligations. Loss and loss adjustment expenses for the nine month period benefited from the previously announced $1.1 billion in expected recoveries recorded in the second quarter in connection with ineligible mortgages in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the seller/servicer to repurchase or replace the mortgages. This amount was increased by approximately $75.6 million in the third quarter following additional forensic reviews of defaulted mortgage loan files. The Company is continuing to review and evaluate additional mortgage loans in its insured RMBS pools and expects that there will be additional mortgages in these or in other transactions that are subject to a repurchase or replacement obligation by the seller/servicer.

While the Company believes that these ineligible mortgage loans are subject to the repurchase or replacement obligations of the seller/servicers, successful challenges of such determinations by the seller/servicers could result in the Company recovering less than the amount of its estimated recoveries. Alternatively, recoveries and damages from legal actions that MBIA Corp. has filed against certain of the seller/servicers could result in recoveries that are substantially higher than the amounts currently recognized as recoveries.

As part of the ongoing review of the performance expectations for its insured portfolio, the Company monitors and discloses a non-GAAP measure that it refers to as “credit impairments.” Credit impairments represent the present value of future expected loss payments on insured credit derivatives, net of recoveries. The Company estimated $634.5 million and $250.4 million in incremental credit impairments on its multi-sector CDO exposures in the first nine months and third quarter of 2009, respectively. Although the Company’s income statement includes the change in fair value of insured credit derivatives, it regards the changes in credit impairment estimates as critical information for investors since the credit impairment estimates reflect the present value of amounts it expects to pay in claims net of recoveries with respect to insured credit derivatives. The future payment streams are discounted at the statutory discount rate of 5.03 percent. Cumulative credit impairments on insured credit derivatives since the Company began estimating them in the fourth quarter of 2007 total $2.4 billion, consisting of $594.3 million in losses paid through September 30, 2009 and $1.8 billion in estimated credit impairments as of the same date. The estimated credit impairment amount on insured credit derivatives is analogous to case loss reserves on financial guarantee policies as both represent the present value of future expected loss payments net of recoveries.

Other than the credit impairments, the Company expects the unrealized gains and losses in fair value (marks-to-market) to be reversed prior to or upon the maturities of the insured credit derivatives. As of September 30, 2009, the Company carried a net derivative liability (the cumulative negative mark-to-market on insured credit derivatives) of $4.2 billion for all insured credit derivatives.

The Structured Finance and International Insurance segment’s insured portfolio declined in size during the first nine months of 2009, to $215.4 billion as of September 30, 2009 from $232.9 billion as of December 31, 2008. During the first nine months of 2009, 16 insured credit derivative transactions representing $11.7 billion in net par exposure either matured or were contractually terminated prior to maturity without payments by MBIA Corp., including four transactions representing $2.1 billion in net par exposure in the third quarter. There were no material commutations of insured credit derivative exposures requiring a payment by MBIA Corp. in the first nine months of the year. The reduction in net par resulting from amortization, terminations and maturities during the quarter was partially offset by the reassumption of approximately $3.5 billion in previously ceded exposure as a result of commutation agreements with four reinsurers.

Subsequent to the end of the third quarter, MBIA Corp. entered into a commutation agreement with one of its counterparties related to two insured credit derivative transactions that resulted in the elimination of $1.2 billion in net par exposure in exchange for a one-time payment of $93.8 million, net of reinsurance. The payment by MBIA Corp. was less than the estimated credit impairment associated with these two transactions. In addition, MBIA Corp. commuted a financial guarantee transaction with net par outstanding of $839.9 million at a cost of $65.3 million, net of reinsurance. While MBIA Corp. had not previously recorded a loss in connection with this transaction, the commutation payment eliminated potential near term liquidity risk as well as future performance volatility. The impact of the payments and reductions in exposure will be reflected in the Company’s fourth quarter results.

The Structured Finance and International Insurance segment’s gross insurance operating expenses (prior to deferrals or the amortization of previously deferred amounts) were $149.0 million in the first nine months of 2009 and $44.1 million in the third quarter. Cost-reduction efforts have resulted in lower compensation-related expenses, but the segment has experienced increases in consulting, legal and loss prevention expenses, a significant portion of which continue to be related to efforts to obtain recoveries on improperly originated and serviced transactions. As there was no new business written in the segment during the first nine months of 2009, no expenses were deferred.

During the third quarter of 2009, MBIA Corp. paid a total of $638.4 million in net claims primarily in connection with its second-lien residential mortgage exposures. As of September 30, 2009, MBIA Corp.’s statutory balance sheet reflected $5.2 billion in cash and invested assets including $1.5 billion of cash and short-term investments available to meet demands on its liquidity. The Company believes that MBIA Corp.’s liquidity resources will adequately provide for anticipated cash outflows.

MBIA Corp. had statutory capital, surplus and contingency reserves totaling $3.9 billion at September 30, 2009, consisting of capital and surplus of $2.5 billion and contingency reserves of $1.4 billion. MBIA Corp.’s claims-paying resources totaled $7.1 billion as of September 30, 2009.

Investment Management Services

The Investment Management Services (IMS) business’ contribution to ABV per share declined from ($3.26) at December 31, 2008 to ($4.35) as of September 30, 2009 due to asset impairments and negative spread between its earnings on assets and the cost of its liabilities. Its contribution to book value per share improved from ($10.53) as of December 31, 2008 to ($8.84) as of September 30, 2009. The improvement resulted from a reduction in unrealized losses in OCI, partially offset by pre-tax other-than-temporary impairments on structured investments in the ALM investment portfolio.

Ending assets under management in the Advisory Services business were $35.4 billion at September 30, 2009, up 1 percent from $34.9 billion as of June 30, 2009, and up 11 percent from $31.9 billion as of year-end 2008. Excluding assets managed for affiliates, assets under management in the Advisory Services business increased 4 percent in the third quarter of 2009 and 23 percent in the first nine months of the year.

The ALM and conduit businesses continued to wind-down throughout the first nine months of 2009. As of September 30, 2009, the Company had $8.4 billion in outstanding guaranteed investment contract, medium-term note and repurchase agreement liabilities (all at book value) related to its ALM business, down from $11.8 billion as of December 31, 2008. Liabilities held by third parties declined from $9.2 billion at December 31, 2008 to $5.8 billion at September 30, 2009. Total invested assets in the ALM business were $7.4 billion as of September 30, 2009, excluding unrealized losses, of which $1.3 billion consisted of cash and short-term investments. The Company believes that its liquidity resources, along with cash flows generated from the ALM assets, will adequately provide for the cash outflows and collateral posting requirements of the ALM business, irrespective of ratings. Assets under management in the conduit business totaled $2.0 billion as of September 30, 2009, down from $2.4 billion as of December 31, 2008. Conduit assets declined due to the maturity and scheduled amortization of transactions and the repurchase of medium-term notes.

For the IMS operation, which comprises the Advisory Services business and the wind-down ALM and conduit businesses, the third quarter pre-tax net loss on financial instruments at fair value and foreign exchange was $69.0 million, pre-tax net realized losses were $35.4 million and pre-tax net investment losses from other-than-temporary impairments totaled $42.9 million. An additional $20.8 million of pre-tax non-credit-related impairments on debt securities were charged directly to equity. The pre-tax net loss on financial instruments at fair value and foreign exchange was primarily the result of losses on interest rate swaps in the ALM portfolio and exchange rate movements on non-U.S. dollar denominated liabilities, while the investment losses primarily resulted from the recognition of other-than-temporary impairments to securities held in the ALM asset portfolio. There were no impairments to conduit assets. Pre-tax net gains on medium-term note repurchases totaled $118.4 million in the third quarter.

Corporate Segment

The Corporate segment’s contribution to consolidated ABV per share was $0.17 as of September 30, 2009, as compared with $(0.80) as of December 31, 2008. The book value per share attributable to the Corporate segment was $0.17 as of September 30, 2009, compared with $(0.82) as of December 31, 2008.

As of September 30, 2009 the Corporate segment of the holding company had $408.8 million in cash and short-term investments, an amount sufficient to meet approximately the next 2.5 years of debt service and operating expense requirements.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, November 10, 2009 at 8:00 AM (EST) to discuss its third quarter 2009 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 33556043. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on November 10 until 5:00 p.m. on November 24 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 33556043. In addition, a recording of the call will be available on the Company's Web site approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks, the possibility that the Company will experience severe losses due to increased deterioration in its insurance portfolios; significant fluctuations in liquidity and asset values with the global credit markets; the Company’s ability to fully implement its Strategic Plan as outlined in the Company’s most recent Annual Report on Form 10-K; further changes in the Company’s credit ratings; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City and Sydney. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value (“ABV”): The Company believes the presentation of ABV, which includes items that are expected to impact shareholders’ equity in future periods and, in general, do not require any additional future performance obligation on the Company’s part and excludes gains and losses due to market value changes that have not been realized through sales or impairments of assets or extinguishment of liabilities, provides additional information that gives a comprehensive measure of the value of the Company. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

Credit Impairments: Although MBIA’s income statement includes the change in fair value of insured credit derivatives, the Company believes the estimation of credit impairments, which are the present value of future expected loss and loss adjustment expense payments, net of recoveries, on insured credit derivatives, provides additional important information for investors. Other than the impairments, the Company expects the gains and losses in fair value of insured credit derivatives to reverse over time.

	September 30, 2009	December 31, 2008
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $11,330,409 and $13,245,574) (includes hybrid
financial instruments at fair value $30,710 and $25,498)	$9,955,464	$11,223,716
Fixed-maturity securities held as trading,
at fair value (amortized cost $115,946)	123,467	-
Investments held-to-maturity, at amortized cost
(fair value $2,405,860 and $3,109,248)	2,861,353	3,156,969
Investments pledged as collateral, at fair value
(amortized cost $652,992 and $1,101,929)	617,249	845,887
Short-term investments held as available-for-sale, at fair value
(amortized cost $2,895,514 and $4,728,090)	2,895,530	4,693,283
Short-term investments held-to-maturity, at amortized cost (fair value
$605,650 and $485,857)	1,032,388	498,865
Other investments (includes investments at fair value $373,097 and $216,805)	376,150	220,412
Total investments	17,861,601	20,639,132

Cash and cash equivalents	1,645,453	2,279,783
Accrued investment income	111,558	201,688
Premiums receivable	2,059,389	7,744
Deferred acquisition costs	477,429	560,632
Prepaid reinsurance premiums	367,110	216,609
Insurance loss recoverable	2,207,625	458,512
Reinsurance recoverable on paid and unpaid losses	53,440	173,548
Goodwill	76,938	76,938
Property and equipment (net of accumulated depreciation)	84,349	105,364
Receivable for investments sold	203,093	77,464
Derivative assets	780,795	911,188
Current income taxes	75,035	240,871
Deferred income taxes, net	1,309,423	2,374,164
Other assets	539,822	706,812
Total assets	$27,853,060	$29,030,449

Liabilities and Equity
Liabilities:
Unearned premium revenue	$ 5,121,978	$ 3,424,402
Loss and loss adjustment expense reserves	1,322,873	1,557,884
Reinsurance premiums payable	208,422	8,672
Investment agreements	2,881,757	4,666,944
Medium-term notes (includes financial instruments carried at
fair value $142,017 and $176,261)	3,932,747	6,339,527
Variable interest entity notes	2,668,798	1,791,597
Securities sold under agreements to repurchase	501,961	802,938
Long-term debt	2,718,076	2,396,059
Deferred fee revenue	88,000	44,989
Payable for investments purchased	303,949	239
Derivative liabilities	4,988,759	6,470,874
Other liabilities	362,171	504,306
Total liabilities	25,099,491	28,008,431

Equity:
Common stock	274,837	273,200
Additional paid-in capital	3,056,500	3,050,506
Retained earnings	2,633,690	1,629,187
Accumulated other comprehensive loss	(1,044,568)	(1,775,954)
Treasury stock	(2,183,668)	(2,182,519)
Total shareholders' equity of MBIA Inc.	2,736,791	994,420
Preferred stock of subsidiary	16,778	27,598
Total equity	2,753,569	1,022,018

Total liabilities and equity	$27,853,060	$29,030,449

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
	Public Finance	International	Investment
Three months ended September 30, 2009	Insurance	Insurance	Management			Intercompany
	(National)	(MBIA Corp.)	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$ 96,363	$ 74,750	$ -	$ -	$ 171,113	$ (26,699)	$ 144,414
Refunded premiums earned	46,494	143	-	-	46,637	(9,803)	36,834
Total premiums earned	142,857	74,893	-	-	217,750	(36,502)	181,248

Net investment income	60,913	64,067	47,102	4,293	176,375	(19,600)	156,775
Fees and reimbursements	1,001	42,529	11,770	-	55,300	(41,009)	14,291

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	200	(30,482)	-	-	(30,282)	-	(30,282)
Unrealized gains (losses) on insured derivatives	(11)	(810,178)	-	-	(810,189)	-	(810,189)
Net change in fair value of insured derivatives	189	(840,660)	-	-	(840,471)	-	(840,471)
Net gains (losses) on financial instruments at fair value and foreign exchange	-	26,495	(68,988)	(44,803)	(87,296)	-	(87,296)
Net realized gains (losses)	(330)	(44,644)	(35,358)	2,211	(78,121)	-	(78,121)

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(135,403)	(63,691)	-	(199,094)	-	(199,094)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	85,000	20,814	-	105,814	-	105,814
Net investment losses related to other-than-temporary impairments	-	(50,403)	(42,877)	-	(93,280)	-	(93,280)

Net gains on extinguishment of debt	-	13,059	113,035	602	126,696	-	126,696

Total revenues	204,630	(714,664)	24,684	(37,697)	(523,047)	(97,111)	(620,158)

Expenses:
Loss and LAE incurred	28,708	210,052	-	-	238,760	-	238,760
Amortization of deferred acquisition costs	33,122	52,806	-	-	85,928	(66,032)	19,896
Operating	11,015	44,114	22,288	5,440	82,857	(5,744)	77,113
Interest	-	55,189	63,721	16,561	135,471	(25,335)	110,136

Total expenses	72,845	362,161	86,009	22,001	543,016	(97,111)	445,905

Pre-tax income (loss)	131,785	(1,076,825)	(61,325)	(59,698)	(1,066,063)	-	(1,066,063)
Benefit for income taxes							(341,530)

Net loss							(724,533)
Preferred stock dividends of subsidiary							3,271

Net loss available to common shareholders							$ (727,804)

			Investment
Three months ended September 30, 2008			Management			Intercompany
		Insurance	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned		$ 148,405	$ -	$ -	$ 148,405	$ (7,356)	$ 141,049
Refunded premiums earned		93,696	-	-	93,696	-	93,696
Total premiums earned		242,101	-	-	242,101	(7,356)	234,745

Net investment income		146,688	199,257	7,451	353,396	1,023	354,419
Fees and reimbursements		3,643	11,155	-	14,798	(2,678)	12,120

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives
		34,263	-	-	34,263	-	34,263
Unrealized gains (losses) on insured derivatives		104,818	-	-	104,818	-	104,818
Net change in fair value of insured derivatives		139,081	-	-	139,081	-	139,081
Net gains (losses) on financial instruments at fair value and foreign exchange		(6,819)	(107,955)	(119,426)	(234,200)	-	(234,200)
Net realized gains (losses)		25,992	(314,395)	(3,838)	(292,241)	-	(292,241)

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments		-	(134,058)	-	(134,058)	-	(134,058)
Other-than-temporary impairments recognized in accumulated other comprehensive loss		-	-	-	-	-	-
Net investment losses related to other-than-temporary impairments		-	(134,058)	-	(134,058)	-	(134,058)

Net gains on extinguishment of debt		9,980	205,394	24,524	239,898	-	239,898

Total revenues		560,666	(140,602)	(91,289)	328,775	(9,011)	319,764

Expenses:
Loss and LAE incurred		982,514	-	-	982,514	-	982,514
Amortization of deferred acquisition costs		24,618	-	-	24,618	-	24,618
Operating		63,205	25,724	10,796	99,725	(4,714)	95,011
Interest		48,083	201,937	18,488	268,508	(4,297)	264,211

Total expenses		1,118,420	227,661	29,284	1,375,365	(9,011)	1,366,354

Pre-tax loss		(557,754)	(368,263)	(120,573)	(1,046,590)	-	(1,046,590)

Benefit for income taxes							(240,111)

Net loss							$ (806,479)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
	Public Finance	International	Investment
Nine months ended September 30, 2009	Insurance	Insurance	Management			Intercompany
	(National)	(MBIA Corp.)	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$ 314,035	$ 273,328	$ -	$ -	$ 587,363	$ (94,848)	$ 492,515
Refunded premiums earned	111,669	2,178	-	-	113,847	(18,497)	95,350
Total premiums earned	425,704	275,506	-	-	701,210	(113,345)	587,865

Net investment income	152,041	255,315	169,458	15,622	592,436	(67,471)	524,965
Fees and reimbursements	1,578	132,897	35,873	-	170,348	(115,031)	55,317

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	386	33,150	-	-	33,536	-	33,536
Unrealized gains (losses) on insured derivatives	(178)	1,222,939	-	-	1,222,761	-	1,222,761
Net change in fair value of insured derivatives	208	1,256,089	-	-	1,256,297	-	1,256,297
Net gains (losses) on financial instruments at fair value and foreign exchange	-	38,991	91,717	(56,246)	74,462	-	74,462
Net realized gains (losses)	6,689	(35,718)	10,214	5,105	(13,710)	-	(13,710)

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(261,133)	(525,368)	-	(786,501)	-	(786,501)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	170,369	179,197	-	349,566	-	349,566
Net investment losses related to other-than-temporary impairments	-	(90,764)	(346,171)	-	(436,935)	-	(436,935)

Net gains on extinguishment of debt	-	13,547	231,850	2,542	247,939	5,158	253,097

Total revenues	586,220	1,845,863	192,941	(32,977)	2,592,047	(290,689)	2,301,358

Expenses:
Loss and LAE incurred	91,706	111,468	-	-	203,174	-	203,174
Amortization of deferred acquisition costs	89,855	168,827	-	-	258,682	(192,019)	66,663
Operating	39,379	148,973	60,522	20,985	269,859	(20,256)	249,603
Interest	-	163,161	228,165	52,135	443,461	(83,572)	359,889

Total expenses	220,940	592,429	288,687	73,120	1,175,176	(295,847)	879,329

Pre-tax income (loss)	365,280	1,253,434	(95,746)	(106,097)	1,416,871	5,158	1,422,029
Provision for income taxes							547,900

Net income							874,129
Preferred stock dividends of subsidiary							10,484

Net income available to common shareholders							$ 863,645

			Investment
Nine months ended September 30, 2008			Management			Intercompany
		Insurance	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned		$ 458,418	$ -	$ -	$ 458,418	$ (24,213)	$ 434,205
Refunded premiums earned		189,248	-	-	189,248	-	189,248
Total premiums earned		647,666	-	-	647,666	(24,213)	623,453

Net investment income		447,388	802,293	22,315	1,271,996	14,833	1,286,829
Fees and reimbursements		5,912	36,240	-	42,152	(10,184)	31,968

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives		102,325	-	-	102,325	-	102,325
Unrealized gains (losses) on insured derivatives		(147,972)	-	-	(147,972)	-	(147,972)
Net change in fair value of insured derivatives		(45,647)	-	-	(45,647)	-	(45,647)
Net gains (losses) on financial instruments at fair value and foreign exchange		155,239	(117,935)	(108,157)	(70,853)	-	(70,853)
Net realized gains (losses)		68,106	(684,068)	(2,970)	(618,932)	-	(618,932)

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments		-	(793,837)	-	(793,837)	-	(793,837)
Other-than-temporary impairments recognized in accumulated other comprehensive loss		-	-	-	-	-	-
Net investment losses related to other-than-temporary impairments		-	(793,837)	-	(793,837)	-	(793,837)

Net gains on extinguishment of debt		9,980	284,611	24,524	319,115	-	319,115

Total revenues		1,288,644	(472,696)	(64,288)	751,660	(19,564)	732,096
Expenses:
Loss and LAE incurred		1,292,466	-	-	1,292,466	-	1,292,466
Amortization of deferred acquisition costs		63,147	-	-	63,147	-	63,147
Operating		150,508	66,095	22,849	239,452	(14,662)	224,790
Interest		141,494	767,597	58,578	967,669	(4,902)	962,767

Total expenses		1,647,615	833,692	81,427	2,562,734	(19,564)	2,543,170

Pre-tax loss		$ (358,971)	$ (1,306,388)	$ (145,715)	$ (1,811,074)	$ -	(1,811,074)

Benefit for income taxes							(298,222)

Net loss							$ (1,512,852)

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

		September 30, 2009

		National Public	MBIA	Investment
		Finance Guarantee	Insurance	Management
		Corporation	Corporation	Services	Corporate	Consolidated

Reported Book Value		$13.02	$8.81	($8.84)	$0.17	$13.16

Plus:	Cumulative unrealized loss on insured credit derivatives, after tax	0.00	13.27	0.00	0.00	13.27

Less:	Cumulative impairments on insured credit derivatives, after tax	0.00	(5.76)	0.00	0.00	(5.76)

Reverse:	Unrealized (gains) losses included in OCI	(0.37)	0.90	4.89	0.00	5.42

Analytic Book Value		12.65	17.22	(3.95)	0.17	26.09

Plus:	Net unearned premium revenue, after tax (1) (2)	8.51	6.87	0.00	0.00	15.38

Plus:	Asset/Liability products adjustment	0.00	0.00	(0.40)	0.00	(0.40)

Plus:	Loss provision (3)	(1.11)	(0.91)	0.00	0.00	(2.02)
Adjusted Book Value (4)		$20.05	$23.18	($4.35)	$0.17	$39.05

		December 31, 2008
		National Public	MBIA	Investment
		Finance Guarantee	Insurance	Management
		Corporation	Corporation	Services	Corporate	Consolidated

Reported Book Value		$10.97	$5.16	($10.53)	($0.82)	$4.78

Plus:	Cumulative unrealized loss on insured credit derivatives, after tax	0.00	16.92	0.00	0.00	16.92

Less:	Cumulative impairments on insured credit derivatives, after tax	0.00	(3.78)	0.00	0.00	(3.78)

Reverse:	Unrealized (gains) losses included in OCI	(0.02)	1.18	7.85	0.02	9.03

Analytic Book Value		10.95	19.48	(2.68)	(0.80)	26.95

Plus:	Net unearned premium revenue, after tax (1) (2)	9.42	6.38	0.00	0.00	15.80

Plus:	Asset/Liability products adjustment	0.00	0.00	(0.58)	0.00	(0.58)

Plus:	Loss provision (3)	(1.42)	(0.69)	0.00	0.00	(2.11)
Adjusted Book Value (4)		$18.95	$25.17	($3.26)	($0.80)	$40.06

(1)	The amounts consist of Financial Guarantee premiums and Insured Derivative revenue.
(2)

At September 30, 2009 the discount rate on Financial Guarantee installment premiums was the risk free rate as defined by accounting principles for Financial Guarantee insurance contracts and the discount rate on Insured Derivative installment revenue was 5.03%. At December 31, 2008 the discount rate was 5.03% for both Financial Guarantee and Insured Derivative installments.

(3)	The loss provision is calculated by applying 12% to net unearned premiums and net unearned Insured Derivative revenue on an after-tax basis.
(4)	A non-GAAP measure.

Net Income (Loss) per Common Share:

			Three Months Ended		Nine Months Ended
			September 30		September 30
			2009	2008	2009	2008
		Basic	($3.50)	($3.42)	$4.15	($6.87)
		Diluted	($3.50)	($3.42)	$4.15	($6.87)

Weighted-Average Number of Common Shares Outstanding:
		Basic	208,219,324	235,706,851	208,278,589	220,137,758
		Diluted	208,219,324	235,706,851	208,278,589	220,137,758

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation
		Proforma
	September 30, 2009	December 31, 2008

Capital and surplus	$ 509.0	$ 416.0
Contingency reserve	1,351.8	1,357.0

Capital base	1,860.8	1,773.0

Unearned premium reserve	3,216.5	3,479.0
Present value of installment premiums (1)	286.5	298.0

Premium resources (2)	3,503.0	3,777.0

Loss and loss adjustment expense reserves	172.8	179.0

Total claims-paying resources	$ 5,536.6	$ 5,729.0

Net debt service outstanding	$844,431.4	$908,087.0

Capital ratio (3)	454:1	512:1

Claims-paying ratio (4)	196:1	206:1

MBIA Insurance Corporation	September 30, 2009	Proforma December 31, 2008

Capital and surplus	$ 2,478.8	$ 3,087.0
Contingency reserve	1,432.5	1,238.0

Capital base	3,911.3	4,325.0

Unearned premium reserve	753.9	691.0
Present value of installment premiums (1)	1,936.4	2,088.0

Premium resources (2)	2,690.3	2,779.0

Loss and loss adjustment expense reserves	545.8	1,692.0

Total claims-paying resources	$ 7,147.4	$ 8,796.0

Net debt service outstanding	$281,217.1	$290,261.0

Capital ratio (3)	72:1	67:1

Claims-paying ratio (4)	45:1	37:1
(1)	At September 30, 2009 and December 31, 2008 the discount rate was 5.03%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by the capital base.
(4)	Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax) and loss and loss adjustment expense.

CONTACT:
MBIA Inc., Media:
Kevin Brown, +1-914-765-3648
or
MBIA Inc., Media:
Elizabeth James, +1-914-765-3889
or
MBIA Inc., Investor Relations:
Greg Diamond +1-914-765-3190